JIMMY C.H. CHEUNG & CO.
Certified Public Accountants
Members of Kreston International

Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
FUSHI COPPERWELD, INC. (PREVIOUSLY FUSHI INTERNATIONAL, INC.)

We hereby consent to the incorporation by reference of our report dated March 4, 2006 related to the financial statements of Fushi Copperweld, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

Date: March 17, 2008

1607 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
Telephone : (852) 25295500   Fax: (852) 28651067
Email : jimmycheung@jimmycheungco.com
Website : http://www.jimmycheungco.com

Kreston International
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